Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-188601, No. 333-176940 and No. 333-172256) and Form S-3 No. 333-180192 of Nielsen Holdings N.V. of our report dated June 27, 2013, appearing in this Annual Report on Form 11-K of The Nielsen Company 401(k) Savings Plan as of December 31, 2012 and 2011 and for the years then ended.

/s/ WeiserMazars LLP

June 27, 2013